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                                  EXHIBIT "H"



April 28, 1999


Board of Directors
Microelectronic Packaging, Inc.
9577 Chesapeake Drive
San Diego, CA 92123                                     PERSONAL & CONFIDENTIAL
                                                        -----------------------

Gentlemen:

You have asked L.H. Friend, Weinress, Frankson & Presson, Inc. ("Friend") for our opinion as investment bankers as to the fairness, from a financial point of view, to Microelectronic Packaging, Inc., a California corporation (the "Company" or "MPI") and its stockholders, of the conversion of $27,556,801 of debt related to the Company's discontinued operations into shares (the "Debt") of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") pursuant to the Debt Conversion and Mutual Settlement and Release Agreements (the "Agreements") between the Company and Transpac Capital Pte. Ltd., Texas Instruments Incorporated, Motorola, Inc., The Development Bank of Singapore Limited, FI Financial LLC, ORIX Leasing Singapore Limited, NS Electronics Bangkok (1993) Ltd. and Samsung Corning Co. Ltd. (the "Creditors") (collectively the "Transaction").

The Agreements provide for the Creditors to convert the Debt into 9,362,777 shares of the Preferred Stock, which will be convertible into 18,725,554 shares of the Company's Common Stock.

As part of its investment banking business, Friend is continually engaged in the evaluation of businesses and their securities in connection with debt restructurings, mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as advisors to the Company's Board of Directors as to the fairness of the conversion of the Debt to shares of the Preferred Stock, but have not materially participated in the negotiations leading to the Agreements.

You have requested our opinion as to whether the Proposed Transaction is fair to MPI and its Stockholders from a financial point of view.

In connection with formulating our opinion, we have, among other things:

(a)  Reviewed the Agreements between the Company and the Creditors;
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(b)  Reviewed the Company's Annual Report to Stockholders on Form 10-K for the
     fiscal years ended December 31, 1998, 1997 and 1996, and Form 10-Q for the quarter ended March 31, 1999;

(c) Examined certain operating and financial information and financial projections provided to us by the management of MPI;

(d) Reviewed the historical market prices and trading volume of the Company's Common Stock;

(e) Analyzed publicly available financial and market data regarding certain companies in the electronic component manufacturing industry and compared them to the Company's financial and market data;

(f)  Conducted interviews with certain members of MPI's management; and

(g) Performed such other studies, analyses, inquires and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company, or conducted any independent inquiry or investigation with respect to the Company or the Transaction. This opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

This opinion is furnished solely for the benefit of the Company, its Board of Directors, and its stockholders in connection with the Transaction, and may not be relied upon by any other person or for any other purpose without our express, prior, written consent. This opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this opinion and our engagement letter dated December 8, 1998, and subject to the understanding that the obligations of Friend in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Friend shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any recipient of this opinion.
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Our opinion is limited to the fairness, from a financial point of view, of the
Transaction and does not address MPI's underlying business decision to effect the Transaction.

As of the date hereof, based upon and subject to the foregoing, and based upon such other matters as we deemed relevant, it is our opinion that the Transaction is fair to the Company and its stockholders from a financial point of view.

Very truly yours,



L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.